Exhibit 10.8

RADIAN GROUP INC.

2008 EQUITY COMPENSATION PLAN

NON EMPLOYEE DIRECTOR PHANTOM STOCK GRANT LETTER

THIS PHANTOM STOCK GRANT LETTER (the “Grant Letter”), dated as of August 7, 2008 (the “Grant Date”), is delivered by RADIAN GROUP INC., a Delaware corporation (the “Company”), to «Name», a non-employee director of the Company (the “Grantee”).

RECITALS

WHEREAS, the Radian Group Inc. 2008 Equity Compensation Plan (the “2008 Plan”) permits the grant of Phantom Stock to non-employee directors of the Company, in accordance with the terms and provisions of the 2008 Plan;

WHEREAS, the Company desires to grant Phantom Stock to the Grantee, and the Grantee desires to accept such Phantom Stock, on the terms and conditions set forth herein and in the 2008 Plan; and

WHEREAS, the applicable provision of the 2008 Plan are incorporated in this Non-Employee Director Phantom Stock Grant Letter (“Grant Letter”) by reference, including the definitions of terms contained in the 2008 Plan (unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Phantom Stock; Vesting.

Subject to the terms and vesting conditions hereinafter set forth, the Company hereby grants to the Grantee 46,370 shares of phantom stock (“Phantom Stock”). Provided the Grantee remains in a service relationship with the Company for three years following the date of this grant (i.e., «Date») and meets any applicable vesting requirements set forth in this Grant Letter, all of the shares of Phantom Stock shall vest automatically upon Grantee’s separation from service on or after such date, or such earlier date as specifically provided for in this Grant Letter (the “Phantom Stock Restriction Period”). For purposes of this Grant Letter, the “Conversion Date” shall mean the vesting date of the shares of Phantom Stock. Except as specifically provided for in this Grant Letter, no shares of Phantom Stock will vest in the event of Grantee’s separation from service with the Company for any reason prior to the date specified above, and Grantee will forfeit to the Company all shares of Phantom Stock that have not yet vested or with respect to which all applicable restrictions or conditions have not lapsed. If (i) the Grantee’s service relationship with the Company terminates because of Grantee’s Retirement, death or Disability (as defined in the 2008 Plan), or (ii) a Change of Control of the Company occurs, all the shares of Phantom Stock hereunder will automatically vest in full. For purposes of this Grant Letter, “separation from service” shall have the meaning set forth in the final regulations under Section 409A of the Code.

2.	Phantom Stock Account.

The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Phantom Stock to the bookkeeping account, which account shall include any additional shares of Phantom Stock resulting from earned dividend equivalents pursuant to Section 3 below.

3.	Dividend Equivalents.

Grantee will be entitled to receive dividend equivalents with respect to the unvested shares of Phantom Stock based on the amount of any cash dividends paid by the Company on shares of its Common Stock, par value $0.001 (the “Common Stock”). During the Phantom Stock Restriction Period, dividend equivalents will be earned based on the number of shares of Phantom Stock in Grantee’s account. The dividend equivalents will be calculated as the product of: (a) the number of shares of Phantom Stock in Grantee’s account times (b) the per share cash dividend amount paid to holders of the Common Stock and then converted into additional shares of Phantom Stock at the per share fair market value on the dividend payment date as determined under the 2008 Plan. On the dividend payment date, the Company shall credit these shares to Grantee’s account. In the event the Grantee does not meet the requirements of vesting through the Phantom Stock Restriction Period, the Grantee will forfeit any dividend equivalents credited to their account.

4.	Conversion of Phantom Stock.

The Phantom Stock credited to the Grantee’s account shall be convertible into Common Stock and paid to the Grantee following the Conversion Date. The Phantom Stock shall be paid in whole shares of Common Stock, with any fractional share paid in cash. On the Conversion Date (or as soon as reasonable practicable thereafter but in no event beyond 2-1/2 months after the end of the calendar year in which the shares would have been otherwise delivered), the Company shall deliver to the Grantee, at the executive offices of the Company, a certificate for whole shares of Common Stock representing the Grantee’s Phantom Stock and a check for any fractional share (or make an appropriate book entry for such shares of Common Stock). The obligation of the Company to deliver the shares of Common Stock upon conversion of the Phantom Stock shall be subject to all applicable laws, rules, regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including, among other things, such steps as the General Counsel of the Company shall deem necessary or appropriate to comply with relevant securities laws and regulations, including but not limited to the placement of any legends on the stock certificates. All obligations of the Company hereunder shall be subject to the rights of the Company as set forth in the 2008 Plan.

5.	Certain Corporate Changes.

If the Company is consolidated or merged with another corporation, the Grantee, at the time of issuance of the shares of Common Stock upon conversion of the Phantom Stock, shall be entitled to receive the same number and kind of shares, or the same amount of other property, cash or securities as the Grantee would have been entitled to receive upon the happening of such consolidation or merger if the Grantee had been, immediately prior to such event, the holder of the number of shares of Common Stock as to which the Phantom Stock is being converted, adjusted in the manner provided in 2008 Plan; provided, that if the Company shall not be the surviving corporation, the surviving corporation shall substitute therefor a substantially equivalent number and kind of its shares of stock or other property, cash or securities.

6.	No Stockholder Rights.

Except for the dividend equivalent rights set forth in Section 3, neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the shares of Common Stock subject to any Phantom Stock grant, except to the extent that certificates for such shares of Common Stock shall have been issued (or an appropriate book entry has been made) upon the conversion of the Phantom Stock as provided for herein.

7.	Cancellation or Amendment.

This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the 2008 Plan.

8.	Notice.

Any notice to the Company provided for in this instrument shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown in the Corporate Secretary’s records of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service. Notice to the Company shall be deemed effective upon receipt.

9.	Incorporation of 2008 Plan by Reference.

This grant is made pursuant to the terms of the 2008 Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The payment of amounts with respect to Phantom Stock is subject to the provisions of the 2008 Plan and to interpretations, regulations and determinations concerning the 2008 Plan as established from time to time by the Committee in accordance with the provisions of the 2008 Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

10.	Income Taxes; Withholding Taxes.

Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Phantom Stock granted pursuant to this Grant Letter.

11.	Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by, and determined in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

12.	Assignment.

This Grant Letter shall bind and inure to the benefit of the successors and assignees of the Company. Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Phantom Stock, except to a successor grantee in the event of the grantee’s death.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, Radian Group Inc. has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the date of the grant set forth above.

RADIAN GROUP INC.

By:

Agreed to and Accepted By:

«Name»

5